Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Barry Zoeller, VP Corporate Communications, Tejon Ranch Co.
(661) 663-4212 office
(661) 204-1919 cell

Public Review Process Begins on Tejon Ranch’s Proposed

Tehachapi Uplands Multi-Species Habitat Conservation Plan

TEJON RANCH, CA (January 26, 2009) – Tejon Ranch Co. (NYSE: TRC) announced today that the United States Fish and Wildlife Service (USFWS) has released for public review and comment its Environmental Impact State evaluating the Ranch’s Tehachapi Uplands Multi-Species Habitat Conservation Plan. The public comment period will last for 90 days.

Habitat Conservation Plans are part of the Endangered Species Act and were created by Congress in 1982. They are designed to protect federally-listed, and plant and animal species of concern, while also allowing otherwise lawful development to proceed. Congress envisioned these plans as integrating development and land-use activities with conservation in a climate of cooperation.

“The Tehachapi Uplands Multi-Species Habitat Conservation Plan is another hallmark in Tejon Ranch’s 150-year legacy of conservation and good stewardship,” said Robert A. Stine, President and CEO of Tejon Ranch Co. “Building on last year’s Land Use and Conservation Agreement, this Plan will provide greater certainty to our efforts to protect and advance the recovery of 27 different plant and animal species, including the California condor. It will also provide more certainty to our plans for the environmentally sensitive development of a small portion of the Ranch.”

Complementing the Tejon Ranch Conservation and Land Use Agreement announced in May 2008, the Tehachapi Uplands Multi-Species Habitat Conservation Plan protects an area of habitat five times the size of the city of San Francisco. It is the culmination of nearly a decade of scientific study and collaboration with the federal government and independent scientists to develop a strategy that protects natural habitats and preserves species while minimizing and mitigating any potential impacts from the Ranch’s ongoing business activities.

Central to the Plan are a number of measures designed to ensure the California condor’s ongoing recovery, a goal the Ranch has worked towards for more than three decades. The measures were developed in consultation with USFWS biologists and some of the most respected condor experts in the nation. Some of the measures include:

•	Preserving 94% of high quality condor foraging area within its boundaries
•	Undergrounding of new utility lines

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Land planning considerations that take into account the existing natural setting and historic condor activity, including ensuring planned development is located away from potential condor foraging areas

•	Eliminating use of ammunition containing lead in the ranch’s hunting program

•	Providing supplemental condor feeding stations

•	Providing GPS tracking devices that can help officials identify when birds are in trouble and where to find them

•	Establishing a 37,000-acre USFWS Condor Study Area

•	Employing a full time on-site biologist and establishing a condor education program for residents and guests.

Perhaps most importantly, under no circumstances does the Plan permit the lethal take of condors.

Additionally, the Conservation Plan, which initially began as a condor-only program, evolved in recent years to take into consideration Tejon Ranch’s rich biodiversity. It now covers and protects an additional 26 species of plants and animals, many of which have no current state or federal protections.

“This is the next step in an open and public process led by the USFWS, with whom we have worked over the last decade to develop the Plan. We’re pleased the public will have the opportunity to add its input as our aim is to develop the most effective plan possible,” said Stine.

Further details on the Tehachapi Uplands Multi-Species Habitat Conservation Plan, along with background on the federal Habitat Conservation Plan concept and process, can be found at www.TejonConservationPlan.com. Please note that this is not a USFWS website and any comments made via this website are not considered official.

To review and provide official comment on the draft Environmental Impact Statement, please go to http://www.fws.gov/ventura.

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About Tejon Ranch

Tejon Ranch is a diversified real estate development and agribusiness company committed to responsibly using its land and resources to meet the housing, employment and lifestyle needs of Californians and to create value for its shareholders. The Company’s vision is guided by the Ranch’s core values of conservation and good stewardship. This vision was formalized with the 2008 Tejon Ranch Conservation and Land Use Agreement – an agreement between the Ranch and the nation’s foremost environmental organizations to establish a comprehensive, ranch-wide conservation and land use plan.

At nearly 270,000 acres, Tejon Ranch is the largest contiguous expanse of private land in California. Its 422 square miles make it larger than the City of Los Angeles and about 40% the size of Rhode Island. The Ranch is located along Interstate 5, approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

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